Exhibit 10.3

EXHIBIT C

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Royalty Agreement”), is made effective as of this 28th day of October 2013 (the “Effective Date”), by and among MESA PHARMACY, INC., a California corporation (“MESA”) and PHARMACY DEVELOPMENT CORP., a California corporation (“PDC”), both having as their principal place of business, 18013 Sky Park Circle, Suite D, Irvine, CA 92614 (collectively referred to hereinafter as the “Parties”).

RECITALS

WHEREAS, MESA is and has been a wholly owned subsidiary of PDC; and

WHEREAS, PDC has entered into a Securities Exchange Agreement (the “SEA”) with THE PAWS PET COMPANY, INC. (“PAWS”), whereby all of the ownership interests of MESA will be sold to PAWS; and

WHEREAS, as PDC owes interest and principal on certain debentures and/or notes (the “PDC Notes”), the Parties have decided to create a royalty interest in the sales of pharmacy products manufactured and sold by MESA.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Royalty Agreement, and for other good and valuable consideration including the cancellation of all outstanding intercompany loans due PDC by MESA, if any, the receipt and adequacy are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. Definitions of capitalized terms used in this Royalty Agreement shall have the meanings given in Appendix A or elsewhere in the Royalty Agreement.

ARTICLE II

ROYALTY PAYMENTS

2.1 Royalties. MESA shall pay PDC five percent (5%) (the “Royalty”) of the amount actually collected by MESA as royalties on each Prescription billed by Mesa during the Royalty Term, due and payable at the time each Prescription is collected. Uncollectable Prescriptions will not be paid any royalty.

2.2 Termination of Royalty Obligations. This royalty payment obligation shall not terminate unless agreed to in writing by PDC or the expiration of the Royalty Term as that term is defined herein below.

2.3 Notwithstanding the foregoing, PAWS shall have the option to reduce the Royalty or terminate this Royalty Agreement by;

(a)	Cash payment to the holder of any of the PDC Notes, under the terms of the PDC Notes; and/or

(b)	Issuance of its Series E Convertible Preferred Stock (“Series E Stock”), subject to the subscription of the holder of any PDC Notes so settled.

Any of the PDC Notes paid off by PAWS, whether through the issuance of Series E Stock or cash, shall reduce the Royalty on a pro rata basis1. The PDC Notes are detailed as Exhibit B to the SEA and attached to and incorporated herein as Exhibit A to this Royalty Agreement.

1 For example: if the PDC Notes total $5,000,000 on the date of execution of this Royalty Agreement, then if PAWS issues payment or issues Series E Stock that cancels $1,000,000 in the outstanding liability under the PDC Notes, the Royalty shall be reduced from 5% to 4%.

ARTICLE III

REPORTS AND PAYMENTS

3.1 Recordkeeping. MESA shall, and shall obligate its Affiliates to, keep full and accurate records (prepared in accordance with United States Generally Accepted Accounting Principles consistently applied) of MESA’s or its Affiliates’ sales of Prescriptions and such other matters as may affect the determination of any amount payable to PDC hereunder, in sufficient detail to reasonably enable PDC or PDC’s representatives to determine any amounts payable to PDC under this Royalty Agreement. Such records shall be kept at MESA’s or its Affiliates’ principal place of business and, with all necessary supporting data, books and ledgers, shall, during all reasonable times for the 2 years following the end of the Accounting Period to which each shall pertain, be open for inspection at reasonable times during normal business hours (and upon at least 30 days prior written notice) no more than one time per calendar year by an independent audit firm selected by PDC (reasonably acceptable to MESA) for the purpose of verifying the accuracy of any payment report required under this Royalty Agreement or any amount payable hereunder. The results of each inspection shall be binding on both PDC and MESA absent mathematical error. PDC shall bear all costs associated with such inspections.

3.2 Reports. Within thirty (30) days after the end of each Accounting Period, MESA shall deliver to PDC a true and accurate report, giving such particulars of the business conducted by MESA or its Affiliates during the preceding 4 Accounting Periods under this Royalty Agreement as are reasonably pertinent to an accounting for any royalty or other payments hereunder, along with the amount of royalties payable for such Accounting Period. If no payments are due, it shall be so reported.

3.3 Accounting. With each quarterly payment, MESA shall deliver to PDC the report described in Section 3.2, which shall include, but not be limited to, the following information:

(a)	Quantity of each Prescription sold by MESA or its Affiliates during the applicable Accounting Period;

(b)	The monetary amount, in the national currency of such country, of such sales;

(c)	Actual gross sales and Net Sales for each Prescription (by country);

(d)	The currency conversion rate used and U.S. dollar-equivalent of such sales; and

(e)	Total royalties payable to PDC including a calculation thereof. All reports under this Section 3.3 shall be confidential information of MESA

ARTICLE IV
TERMINATION

4.1 Generally. This Royalty Agreement shall become effective on the Effective Date and shall expire on the expiration of the Royalty Term.

4.2 Post-Expiration Obligations. Upon the expiration of this Royalty Agreement, MESA shall submit all reports required by Section 3 and pay PDC all royalties due or accrued on the sale of Prescriptions up to and including the date of expiration.

4.3 Survival. Upon the expiration of this Royalty Agreement, nothing herein shall be construed to release either party from any obligation that matured prior to the date of such expiration and Section 5 shall survive any such expiration.

ARTICLE V
INDEMNIFICATION

5.1 Survival. All of the provisions of this Royalty Agreement shall survive the Closing indefinitely, except that the representations and warranties of PDC, on the one hand, and the representations and warranties of MESA on the other hand, shall survive until the first anniversary of the Closing Date.

5.2 Indemnity by PDC. PDC shall indemnify and hold MESA and MESA’s directors, officers and employees harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable and actual legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any misrepresentation or breach of any warranty by PDC in the Royalty Agreement or (b) any breach of any covenant or Royalty Agreement on the part of PDC pursuant to its obligations under the Royalty Agreement.

5.3 Indemnity by MESA. MESA shall indemnify and hold PDC and PDC’s directors, officers and employees harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable and actual legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any misrepresentation or breach of any warranty by MESA in the Agreements or (b) any breach of any covenant or agreement on the part of MESA pursuant to its obligations under the Royalty Agreement.

5.4 Notice to Indemnitor; Right of Parties to Defend. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this Article IV, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of any such action (including, but without limitation, tax audits), provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor’s reasonable direction and at Indemnitee’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnitor’s consent.

ARTICLE VI
MISCELLANEOUS

6.1 Fees and Expenses. Each party to this Royalty Agreement shall pay the fees and expenses of its or its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiations, preparation, execution, delivery and performance of this Royalty Agreement.

6.2 Entire Agreement; Amendments. This Royalty Agreement, together with the exhibits and schedules hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be delivered (a) by hand; (b) by recognized overnight courier; or (c) by certified mail, return receipt requested, postage-prepaid. All of the foregoing shall be deemed given and effective on (x) receipt, if delivered by hand; (y) the next business day after deposit, if sent by nationally recognized overnight courier; or (c) the third (3rd) business day after deposit, if mailed. The address for such notices and communications shall be as follows:

If to MESA:	18013 Sky Park Circle, Suite D
Irvine, California 92614
Attn: CEO

If to PDC:	18013 Sky Park Circle, Suite D
Irvine, California 92614
Attn: COO

or such other address as maybe designated by party in writing hereafter, by notice (given in the same manner).

6.4 Amendments; Waivers. No provision of this Royalty Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by all the parties; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Royalty Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.5 Headings. The headings herein are for convenience only, do not constitute a part of this Royalty Agreement and shall not be deemed to limit or affect ay of the provisions hereof.

6.6 Successors and Assigns. This Royalty Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Royalty Agreement or any of the rights or obligations hereunder without the written consent of the other party, which consent shall not unreasonably be withheld.

6.7 No Third-Party Beneficiaries. This Royalty Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.8 Governing Law. This Royalty Agreement shall be governed by and construed and enforced in accordance with the internal laws of California without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Washoe County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the interpretation or enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.9 Attorneys’ Fees. In any suit, action or proceeding brought with respect to interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs from the non-prevailing party at both the trial and appellate levels.

6.10 Construction. In the construction of this Royalty Agreement, the rule of construction that a document is to be construed most strictly against a party who prepared the same shall not be applied, it being agreed that all parties have participated in the preparation of the final form of this Royalty Agreement.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or .pdf transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MESA PHARMACY, INC.

By:
Name:	Andrew Do
Title:	Chief Executive Officer

PHARMACY DEVELOPMENT CORP.

By:
Name:	Edward Kurtz
Title:	Chief Operating Officer

APPENDIX A

DEFINITIONS

Accounting Period	The end of each month commencing on the date that is the end of the first month after the Effective Date of this Royalty Agreement.

Affiliate	(a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote for the election of directors or the power to control such entity; and
(b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to control such entity.

Net Sales	Without duplication, all Prescription-based gross revenues invoiced by MESA or any of its Affiliates of Prescriptions in the jurisdiction in which such sales occurs, to the extent attributable, less all reasonably related expenses or other accruals relating thereto including but not limited to:

(1) the cost to MESA of manufacturing and distribution of Prescriptions;

(2) royalties or the like paid to third parties on Prescriptions;

(3) discounts, rebates and deductions, or any other consideration accrued to customers (including group purchasing organizations) based on volumes and/or revenues commercialized, or any other deductions or the like allowed (whether in cash or trade) to wholesalers or distributors or to other customers for quantity purchases, prompt payments or other special conditions;

(4) credits, write-offs, collection fees, allowances or refunds, not exceeding the original invoice amount, for claims, returns, collections or bad debts, and any other allowances made for returned or deficient goods or services;

(5) transportation expenses, including any and all carriage or insurance charges, packaging, freight, and costs of delivery; and

(6) sales and use taxes and other fees or taxes imposed by any government or governmental agency, including, but not limited to any import, export or customs duties.

Net Sales shall be determined from books and records maintained in accordance with United States Generally Accepted Accounting Principles, consistently applied throughout the organization and across all sales of Prescription are giving rise to Net Sales.

Prescription(s)	Any compounded pain management cream produced by MESA under this Royalty Agreement,

Royalty Term	The date that is twenty (20) years from the Effective Date.

Territory	The entire world.